UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 2, 2010 (July 29, 2010)
O’CHARLEY’S INC.

(Exact Name of Registrant as Specified in Charter)

Tennessee	0-18629	62-1192475

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3038 Sidco Drive Nashville, Tennessee	37204

(Address of Principal Executive Offices)	(Zip Code)
(615) 256-8500

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On July 29, 2010, the Board of Directors (the “Board”) of O’Charley’s Inc. (the “Company”) named David W. Head as the Company’s President and Chief Executive Officer and appointed Mr. Head to the Board of Directors effective September 1, 2010 (the “Commencement Date”). Philip J. Hickey, Jr., who had served as the Company’s Interim President and Chief Executive Officer since June 4, 2010, will remain Chairman of the Board.
     Mr. Head, age 53, has been the Chairman, President and Chief Executive Officer of Captain D’s Seafood Kitchen, an operator and franchisor of quick-service seafood restaurants, since 2006. Prior to that Mr. Head served as President, Chief Executive Officer and a director of Romacorp, Inc., which operates and franchises Tony Roma’s casual dining locations, from 2003 to 2006.
     In connection with Mr. Head’s appointment as the Company’s President and Chief Executive Officer, the Company entered into an Executive Employment Agreement (the “Agreement”) with Mr. Head. The Agreement has an initial term expiring September 30, 2014, and automatically renews for successive one-year terms unless either the Company or Mr. Head provides written notice of termination at least 90 days before the expiration of the initial term or any one-year renewal term. If the Company elects not to extend the initial term or any renewal term, and such decision is not based on a reason that would constitute a termination for cause (as defined in the Agreement), Mr. Head will be entitled to one times his base salary for the year in which his termination occurs, paid over a period of 52 weeks.
     Mr. Head’s base salary will be $535,000 per year, which amount may be increased annually in the discretion of the Compensation and Human Resources Committee (the “Compensation Committee”) of the Board. For the Company’s 2010 fiscal year, Mr. Head will be eligible for a bonus of $75,000 or such greater amount as may be determined in the sole discretion of the Compensation Committee. For future fiscal years, the Agreement contemplates an annual target bonus opportunity for Mr. Head based on Company performance equal to 100% of Mr. Head’s base salary, the terms of such bonus opportunity to be determined by the Compensation Committee.
     On the Commencement Date, the Company will grant Mr. Head an option (the “Option”) to purchase 120,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the Commencement Date. Provided that Mr. Head remains continuously employed by the Company, fifty percent of the shares subject to the Option will vest on September 1, 2012 and the remaining fifty percent will vest on September 1, 2013. The Option expires on September 1, 2020. On the Commencement Date, the Company will also grant Mr. Head 40,000 shares of restricted stock (the “Restricted Shares”). Provided that Mr. Head remains continuously employed by the Company, the Restricted Shares will vest in full on September 1, 2014. The Option and the Restricted Shares will vest upon a change of control as defined in the Agreement.
     The Agreement contains provisions under which Mr. Head agrees to (i) refrain from competing with the Company during the term of his employment and for a period of twelve months following the termination of his employment; (ii) refrain from hiring or soliciting or attempting to induce any Company employee at the level of director or above to terminate his or her employment with the Company for a period of eighteen months following the termination of his employment; and (iii) not disclose any of the Company’s trade secrets or confidential business or technical information. In partial consideration for Mr. Head’s agreement to such terms, the Company will make severance payments to him in the event that his employment is terminated without cause (as defined in the Agreement) or he terminates his employment with good reason (as defined in the Agreement). If such a termination occurs, Mr. Head will be entitled to one times his base salary for the year in which his termination occurs, paid over a period of 52 weeks, any earned but unpaid annual bonus for a completed fiscal year and continuation of employee benefits for a period of twelve months, subject to certain limitations.
     In the event Mr. Head is terminated within eighteen months of a change in control of the Company other than for cause, death, disability, or retirement (each as defined in the Agreement), or if Mr. Head terminates his employment following a change in control for good reason (as defined in the Agreement), Mr. Head will receive as severance pay in a lump sum an amount equal to the sum of (i) one and one-half times the average of his base salary for the three calendar years preceding the change in control and (ii) one and one-half times the highest bonus compensation paid to Mr. Head for any of the three calendar years preceding the change in control. Mr. Head will also be entitled to, in the event of such termination, continuation of health insurance benefits for eighteen months.
Item 7.01. Regulation FD Disclosure.
     On August 2, 2010, the Company issued a press release announcing Mr. Head’s appointment. A copy of the press release is furnished herewith as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits.

99.1	Press Release dated August 2, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

O’CHARLEY’S INC.
By:	/s/ Lawrence E. Hyatt
Lawrence E. Hyatt
Chief Financial Officer and Treasurer

Date: August 2, 2010

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release dated August 2, 2010